Exhibit 99.1

ETFS White Metals Basket Trust to be Terminated

New York, NY – January 29, 2016 – ETF Securities USA LLC, as sponsor (the “Sponsor”) of the ETFS White Metals Basket Trust (the “Trust”), has decided to terminate the Trust effective as of March 2,  2016  (the “Termination Date”). The Sponsor regularly reviews the products that it makes available to investors in order to concentrate its offering on products that experience sufficient investor demand.  This is normal practice in the global exchange-traded product industry and follows similar reviews and announcements made in respect of selected products sponsored by the Sponsor’s affiliates in non-U.S. markets.

Notice of Termination of Trust

The last day of trading for the ETFS Physical WM Basket Shares (NYSE Arca: WITE) (“Shares”) on NYSE Arca, Inc. (“NYSE Arca”) will be the Termination Date, and the last day on which baskets of Shares may be created will be February 26,  2016. NYSE Arca will suspend trading in the Shares before the open of trading on March 3,  2016.

Process for Transactions Settling Following the Termination Date

Pursuant to the terms of the Depositary Trust Agreement of the Trust (the “Trust Agreement”), on any business day beginning on February 29,  2016 and continuing until 4:00 p.m. Eastern Time on May 31,  2016, shareholders may tender their Shares for redemption electronically through the facilities of the Depository Trust Company (“DTC”) to The Bank of New York Mellon, as trustee of the Trust (the “Trustee”), and receive the amount of unallocated bullion represented by the tendered Shares as described below.  Shareholders that are not direct participants in DTC may only tender their Shares indirectly through entities that are direct participants in DTC.

Although bullion held by the Trust following the Termination Date will continue to be held in allocated form, only unallocated bullion will be delivered to the tendering shareholder’s unallocated bullion accounts, and there will be no delivery of physical bullion directly to tendering shareholders. No tender of Shares in exchange for unallocated bullion will be accepted after 4:00 p.m. Eastern Time on May 31,  2016.  The Trust draws to its shareholders’ attention that, in respect of platinum and palladium, unallocated bullion delivered to tendering shareholders may only be credited to a loco London or Zurich unallocated platinum and palladium account maintained by a bullion clearing bank and, in respect of silver, unallocated bullion delivered to tendering shareholders may only be credited to a loco London unallocated silver account maintained by a bullion clearing bank.  Accordingly, holders who do not have access to all three accounts may wish to sell their Shares prior to the last day of trading on NYSE

Arca. Otherwise, these holders will not be able to redeem their Shares, and will not receive any distribution with respect to their Shares until after the Trustee makes a final distribution to DTC and DTC makes a subsequent distribution to the registered holders as described below. Consequently, these shareholders will remain exposed to market movements in the price of silver, platinum and palladium until the Trust’s remaining bullion is sold for United States Dollars as described below.

Upon receipt by the Trustee of a tendering shareholder’s Shares together with transfer instructions in proper form identifying the tendering shareholder’s unallocated silver, platinum and palladium accounts and payment by or for the shareholder of any fees, charges and taxes, including the $500 transaction fee,  the amount of unallocated bullion represented by such Shares will be delivered to the tendering shareholder’s unallocated silver, platinum and palladium accounts.

Final Distribution

Commencing June 1,  2016, any remaining bullion held for the Trust will be sold for United States Dollars pursuant to the terms of the Trust Agreement.  The Trustee will make a final distribution, in the amount received in such sale in United States Dollars as reduced by any accrued fees, charges and taxes payable from the Trust, to DTC with respect to any remaining outstanding Shares on or around June 8, 2016. In accordance with DTC rules, the cash will be distributed by DTC participants to the remaining shareholders based on the number of Shares held, and such shareholders’ Shares will be cancelled, without any tender of Shares by such shareholders.

All transaction costs incurred by the Trust in terminating the Trust will be paid by the Sponsor. However, tendering shareholders will nonetheless be subject to any fees, charges and taxes, including the $500 transaction fee, as described above,  and ordinary Trust expenses will continue to accrue until the final distribution of cash.

Deregistration of the Shares

On or about March 21,  2016 the Sponsor intends to file with the Securities and Exchange Commission (the “SEC”), on behalf of the Trust, a Form 15 to voluntarily deregister the Shares and suspend reporting obligations under the Securities Exchange Act of 1934, as amended. The Trust’s duty to file periodic reports with the SEC will be suspended immediately upon the filing of the Form 15. The Sponsor expects that deregistration of the Shares will become effective 90 days after that filing.

The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest in the Shares, you should read the prospectus in the registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may get these documents from the Trust’s website at www.etfsecurities.com/institutional/us/en-us/documents.aspx or by calling (212) 918-4954 to request them.

CONTACT:

Kevin Hernon – Director – Product Management

kevin.hernon@etfsecurities.com

+1 212-918-4957

Adam Rezak – Director – Compliance

adam.rezak@etfsecurities.com

+1 212-918-4686